Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of September 14, 2016 among Gray Television, Inc., a Georgia corporation (the “Company”), the Subsidiary Guarantors (as defined in the Base Indenture (as defined below)) and U.S. Bank National Association, a national association under the laws of the United States, as trustee under the Indenture (defined below) (the “Trustee”) to the Base Indenture.

WITNESSETH:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to an indenture, dated as of June 14, 2016 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of its 5.875% Senior Notes due 2026;

WHEREAS, pursuant to and on the date of the Base Indenture, the Company initially issued $500,000,000 aggregate principal amount of its 5.875% Senior Notes due 2020 (the “Existing Notes”);

WHEREAS, Section 2.15 of the Base Indenture provides that the Company may, from time to time and in accordance therewith, create and issue Additional Notes (as defined in the Base Indenture) under the Base Indenture;

WHEREAS, the Company wishes to issue an additional $200,000,000 aggregate principal amount of its 5.875% Senior Notes due 2026 as Additional Notes (the “New Notes”);

WHEREAS, Section 9.01 of the Base Indenture provides that, without the consent of the Holders of any Notes, the Company, the Subsidiary Guarantors and the Trustee may enter into one or more indentures supplemental to the Base Indenture to provide for the issuance of Additional Notes pursuant to Section 2.15 of the Base Indenture;

WHEREAS, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:

1.            Defined Terms. Defined terms used herein without definition shall have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.              Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on September 14, 2016 is $200,000,000.

3.              Terms of New Notes. The New Notes are to be issued as Additional Notes under the Indenture and shall:

a.

be issued as part of the existing series of Existing Notes under the Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued on September 14, 2016 at a purchase price of 103.000% of the principal amount, and will accrue interest from June 14, 2016;

c.

be issuable in whole in the form of one or more Global Notes to be held by the Depository and in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Base Indenture; and

d.

initially bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 389375 AJ5 and ISIN of US389375AJ52, and, in the case of New Notes sold under Regulation S of the Securities Act, the CUSIP number of U42511 AG7 and ISIN of USU42511AG74.

4.              Ratification of Base Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

5.             GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.              Trustee Assumes No Duties, etc. and Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Base Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE COMPANY:

GRAY TELEVISION, INC.

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Executive Vice President and Chief Financial Officer

THE SUBSIDIARY GUARANTORS:

GRAY TELEVISION GROUP, INC.

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Kevin P. Latek
	Name:	Kevin P. Latek
	Title:	Executive Vice President, Chief Legal and Development Officer, and Secretary

GRAY TELEVISION LICENSEE, LLC

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Treasurer

By:	/s/ Kevin P. Latek
	Name:	Kevin P. Latek
	Title:	Secretary

WVLT-TV, INC.

By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Vice President and Chief Financial Officer

By:	/s/ Kevin P. Latek
	Name:	Kevin P. Latek
	Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Felicia H. Powell
	Name:	Felicia H. Powell
	Title:	Assistant Vice President